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                       VENTURE LENDING & LEASING II, INC.

                             SUBSCRIPTION AGREEMENT



         The undersigned (the "Subscriber"), hereby subscribes to purchase shares of Common Stock, $.001 par value ("Shares"), issued by Venture Lending & Leasing II, Inc., a Maryland corporation (the "Fund"), in the amount set forth on the signature page below (the "Capital Commitment"), on the terms and conditions set forth herein. (Capitalized terms used and not defined in this Agreement have the meanings assigned to them in the Private Offering Memorandum referred to below.)

         1. SALE AND PURCHASE OF SHARES. Subject to the terms and conditions set forth in this Agreement, and in reliance upon the representations and warranties of the respective parties set forth in this Agreement, the Fund hereby agrees to sell to the Subscriber, and the Subscriber irrevocably subscribes for and agrees to purchase from the Fund, Shares in the amount of its Capital Commitment.

         2. CLOSINGS. The Fund will hold a Closing ("Closing") on or before December 31, 1997 but only if, as of such date, the Fund has received subscriptions for an aggregate amount of at least $50 million in Shares, and may hold one or more additional Closings involving different investors from time to time thereafter, but not later than nine months following the initial Closing. At each Closing, the Fund shall execute and deliver to the Subscriber a duplicate original of this Agreement indicating the amount of the Capital Commitment as to which the Subscription has been accepted, which shall thereafter be deemed the Subscriber's Capital Commitment for all purposes hereunder.

         3. CAPITAL CALLS. Subscriber agrees to purchase Shares with a purchase price equal to the amount of the Subscriber's Capital Commitment, in one or more installments and in the amounts and on the dates specified by the Fund in one or more written notices ("Capital Calls") conforming to the requirements of this Agreement. The purchase price per Share of the Shares purchased pursuant to each Capital Call will be the greater of (a) $1,000 or
(b) the Fund's net asset value per Share ("Net Asset Value") on the date of each purchase, as determined in conformity with the requirements of the Investment Company Act of 1940, as amended ("1940 Act").

         If, at the time of the Closing at which the Subscriber's subscription is accepted, Capital Calls have been given to other investors whose subscriptions were accepted at prior Closings ("Earlier Investors"), then Subscriber will purchase Shares at the Closing with a purchase price equal to the Subscriber's Capital Commitment multiplied by a fraction, the numerator of which is the aggregate amount of all Capital Calls that have been made to Earlier Investors and the denominator of which is the aggregate amount of all Capital Commitments of Earlier Investors. The purchase price for the Shares so purchased will be the greater of (a) $1,000 or (b) Net Asset Value on the date of such purchase.

         Capital Calls shall be deemed made when mailed to the Subscriber at least 15 days before the date for the purchase of Shares specified in the Capital Call, by first class mail to the Subscriber's address specified on the signature page of this Agreement or such other address as the Subscriber shall notify the Fund in writing. No Capital Call shall be made after the fourth anniversary of the first Closing, and any uncalled portion of the Subscriber's Capital Commitment as of that anniversary date will lapse as to the uncalled portion of the Commitment.

         4. MANNER OF PAYMENT. Payments made to purchase Shares specified in a Capital Call shall be made on or before the payment date specified in the Capital Call therefor (the "Payment Date"). Payments shall be made by wire transfer or by personal check, in accordance with payment instructions included with each Capital Call.
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         5. PAYMENT DEFAULT.  If payment for the purchase of Shares is received by the Fund from the Subscriber later than 14 days after the Payment Date, interest will be charged on the overdue amount, calculated at a daily rate equal on an annualized basis to four percentage points over the highest rate of interest reported from time to time as a "prime rate" by The Wall Street
Journal (provided that, if such rate is in excess of the maximum rate of interest permitted by law, interest will be charged at such maximum rate). If a default in a payment under this Subscription Agreement (including interest charges) remains uncured for 30 days following a payment date, the Fund may, at its option, pursue any or all of the following remedies: (i) cancel the balance of the Subscriber's subscription (including the installment as to which the Subscriber had defaulted), (ii) assign the remaining balance of the Subscriber's subscription (including the installment as to which the Subscriber has defaulted) to another investor selected by the Fund and/or (iii) repurchase the Shares previously purchased by the Subscriber at a purchase price per Share equal to the lesser of 60% of the Shares' then-current Net Asset Value or the prices at which the Subscriber purchased the Shares. The election by the Fund to pursue one or more of these remedies will not preclude the Fund from pursuing any rights it may have to seek judicial enforcement of the Subscriber's subscription obligation.

         6. RESTRICTION ON ASSIGNMENT OF SUBSCRIPTION AGREEMENT. Neither this Agreement nor any rights or interests herein may be assigned by the Subscriber nor may the obligations of the Subscriber be assumed or performed by another, other than a successor to the entire business and affairs of the Subscriber, without the express prior written consent of the Fund. The Fund may withhold consent to the assignment of this Agreement in its sole discretion. Except as provided in Section 5 hereof, neither this Agreement nor any rights or interests herein may be assigned by the Fund

         7. RESTRICTION ON TRANSFER OR ASSIGNMENT OF SHARES. Neither the Shares to be issued hereunder nor any right or interest therein may be sold, assigned, pledged or otherwise transferred by the Subscriber without the consent of the Fund. Without limiting the foregoing, the Fund may withhold consent to a proposed transfer if the Fund reasonably determines that any of the following requirements are not met:

           (i) The transfer is made to an institutional or individual accredited investor who the Fund determines would have been eligible to participate in the initial offering of the Shares, in a transaction that, in the opinion of counsel for the Subscriber and counsel for the Fund, complies with the requirements of the Securities Act of 1933 (the "1933 Act") and any applicable state securities laws;

           (ii) The transfer is made in a transaction that the Fund determines, after consideration of an opinion of counsel for the proposed transferee and such additional counsel as the Fund may wish to consult on the matter, will not make it more difficult for the Fund to comply with the requirements of the 1933 Act applicable to the Fund and its operations, applicable state securities laws, the 1940 Act, the Internal Revenue Code of 1986, as amended (the "Code") or the Employee Retirement Income Security Act of 1974 ("ERISA"); and

          (iii) The transfer is made to a transferee who agrees to be bound by all the provisions of this Agreement that pertain to an owner of Shares, including provisions relating to the repurchase of the Shares being transferred in the event of a payment default by the party liable to meet additional capital calls hereunder.

         To facilitate compliance with Section 6 and this Section 7 and with the pertinent provisions of the Articles of Incorporation of the Fund, the Subscriber will not effect a transaction restricted by either such Section without advance notice to the Fund and prior written approval by the Fund.





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         A transfer of all or some of the Shares owned by a shareholder will not relieve the shareholder of any unfulfilled subscription obligation, unless the Fund expressly consents in writing to the assumption of the transferor's Subscription Agreement by another party.

         8. REPRESENTATIONS AND WARRANTIES OF THE FUND. The Fund represents and warrants that:

                 (i) The Fund is duly organized, validly existing and in good standing under the laws of the State of Maryland and has the power and authority to carry on its business as now conducted and as proposed to be conducted in the Fund's Private Offering Memorandum ("Memorandum") and to issue the Shares subscribed for hereby. This Agreement and any other documents executed and delivered by the Fund in connection herewith have been duly authorized, executed and delivered by the Fund, and are the legal, valid and binding obligations of the Fund enforceable in accordance with their respective terms.

                 (ii) The execution and delivery of this Agreement and any other documents executed and delivered by the Fund in connection herewith do not, and the performance and consummation of the transactions set forth or contemplated herein will not, contravene or result in a default under any provision of existing law or regulations to which the Fund is subject, the provisions of the trust instrument, charter, by-laws or other governing documents of the Fund or any indenture, mortgage or other instrument or agreement to which the Fund is a party or by which it is bound and does not require on the part of the Fund any approval, authorization, license or filing from or with any federal, state, municipal or foreign board or agency (except such approvals, authorizations, licenses or filings as have been obtained or made).

                 (iii) The Fund has filed an election with the Securities and Exchange Commission, pursuant to Section 54(a) of the 1940 Act, to be subject to the provisions of Sections 55 through 65 of the 1940 Act.

         9. REPRESENTATIONS AND WARRANTIES OF SUBSCRIBER. The Subscriber represents and warrants that:

                 (i) This Agreement and any other documents executed and delivered by the Subscriber in connection herewith have been duly executed and delivered by the Subscriber, and are the legal, valid and binding obligations of the Subscriber enforceable in accordance with their respective terms.

                 (ii) If the Subscriber is an Individual Retirement Account ("IRA"), (a) the Subscriber has the power and authority to purchase the Shares subscribed for hereby, (b) the execution and delivery of this Agreement and any other documents executed and delivered by the Subscriber in connection herewith do not, and the performance and consummation of the transactions set forth or contemplated herein will not, contravene or result in a default under any provision of existing law or regulations to which the Subscriber is subject or the provisions of any custodial agreement, trust instrument or other governing documents of the Subscriber, and (c) the Subscriber has caused this Agreement to be executed by one or more of its custodians or trustees thereunto duly authorized.

                 (iii) If the Subscriber is an employee benefit plan as defined in ERISA (an "ERISA Plan"), (a) the execution and delivery of this Agreement and any other documents executed and delivered by the Subscriber in connection herewith do not, and the performance and consummation of the transactions set forth or contemplated herein will not, contravene or result in a default under any provision of existing law or regulations to which the Subscriber is subject or the provisions of any trust instrument or other governing





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         documents of the Subscriber; (b) the Subscriber has caused this
         Agreement to be executed by one or more of its fiduciaries thereunto duly authorized; and (c) such fiduciaries, by executing and delivering this Agreement on behalf of such ERISA Plan, represent and warrant that (w) they and their co-fiduciaries, if any, have been informed of the Fund's investment objectives, policies and strategies, (x) the decision to invest plan assets in the Fund was made with appropriate consideration of relevant investment factors with regard to such ERISA Plan; (y) such decision was made by such fiduciaries without reliance on any investment advice or recommendation provided by the Fund, Westech Investment Advisors, Inc. ("Westech Investment Advisors") or Siguler Guff Advisers, L.L.C. ("Siguler Guff Advisers") and is consistent with the duties and responsibilities imposed upon fiduciaries with regard to their investment decisions under ERISA; and
         (z) if the Fund's underlying assets are deemed to be "plan assets" of ERISA Plan investors, such fiduciaries shall be deemed to have appointed Westech Investment Advisors and Siguler Guff Advisers as investment managers of the ERISA Plan Subscribers with respect to the assets managed in the Fund.

                 (iv) The Shares being subscribed for by the Subscriber will be purchased for the account of the Subscriber for investment only and not with a view to, or with any intention of, a distribution or resale thereof, in whole or in part, or the grant of any participation therein. The Subscriber acknowledges that the Shares have not been registered under the 1933 Act or any state securities laws, cannot be disposed of unless they are subsequently registered under the 1933 Act and any applicable state securities laws, or an exemption from registration is available. The Subscriber further understands that the Fund is not obligated to file a registration statement or a notification of registration under the 1933 Act or any state securities law and has no intention to do so, nor does the Fund have any other obligation to take or refrain from taking any action that would make available any exemption for the sale of Shares without registration.

                 (v) The Subscriber acknowledges that the Fund will accept this subscription, and issue the Shares as contemplated hereunder, in a transaction intended to be exempt from registration under the 1933 Act under Regulation D thereunder. The Subscriber represents and warrants that it has reviewed the definition of "accredited investor" under Regulation D, as set forth in the Appendix to this Agreement, and confirms that it meets the requirements for qualification as an "accredited investor."

                 (vi) The Subscriber has received and carefully reviewed the Memorandum and understands that any information provided other than in the Memorandum has been furnished on the understanding that the Subscriber will refer to the Memorandum for an authoritative statement on all matters covered therein with respect to the Fund and other information concerning the Offering. The Subscriber has had reasonable time and opportunity to ask questions and receive answers concerning the terms and conditions of the offering and the proposed operations of the Fund, and has received responses to such questions that it has chosen to ask. To the extent that Subscriber may have received any information regarding the past results of similar funds managed by Westech Investment Advisors, Siguler Guff Advisers or any of their affiliates, Subscriber acknowledges that such information is not intended to predict actual performance of the Fund and that Subscriber has not relied on such performance results for that purpose. In this regard, the Subscriber understands that past performance does not
         guarantee future results   The investment performance of the Fund
         differ substantially from the performance to date of similar funds managed by Westech Investment Advisors, Siguler Guff Advisers or any of their affiliates.

                 (vii) The Subscriber recognizes that an investment in the Fund involves certain risks and it has taken full cognizance of and understands the risk factors relating to a purchase of Shares, including those set forth under the headings "Risk Factors" in the
         Memorandum.   The Subscriber is capable of bearing a high degree of
         risk, including the possibility of a loss of its investment and the lack of a public market such that it will not be possible to readily liquidate the investment. The Subscriber has such knowledge and experience in business





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         and financial matters as to be capable of evaluating the merits and risks of an investment in the Shares and protecting its own interest in connection with the investment in the Shares.

                 (viii) The Subscriber acknowledges that it has not relied upon the Fund, Westech Investment Advisors, Siguler Guff Advisers or any of their employees, directors, officers or agents for any investment, tax, legal or ERISA advice in connection with its purchase of Shares and that the Subscriber has consulted, to the extent necessary, its own advisers with respect to the investment, tax, legal or ERISA considerations of a purchase of Shares.

                 (ix) The Subscriber acknowledges that there have been no guarantees or warranties made to it by the Fund, Westech Investment Advisors, Inc., Siguler Guff Advisers, L.L.C., or any of their employees, directors, officers or agents, expressly or by implication, other than as contained in the Memorandum, with respect to (i) the approximate length of time that it will be required to remain an owner of its Shares; or (ii) the percentage of profit and/or the amount or type of consideration, profit or loss to be realized as a result of its investment.

         10. COVENANTS OF THE SUBSCRIBER. The Subscriber agrees with the Fund that:

                 (i) For so long as the Subscriber owns Shares, the Subscriber shall, upon request, disclose to the Fund such information with respect to direct or indirect holdings of such Shares as the Fund deems necessary to comply with provisions of the Internal Revenue Code of 1986 applicable to the Fund, to comply with requirements of any other appropriate taxing authority, or to comply with the provisions of the 1940 Act, as any of said laws may be amended from time to time.

                 (ii) The Subscriber, if an IRA or an ERISA Plan, will furnish to the Fund promptly upon its request the information called for by applicable "prohibited transaction" regulations of the Department of Labor and any other information with respect to Subscriber's parties in interest as the Fund may reasonably require.

                 (iii) The Subscriber will indemnify and hold the Fund harmless from and against any and all loss, damage or liability due to or arising out of a breach of any representation or warranty of the Subscriber in this Agreement or any other document furnished by it to the Fund.

         11. NOTICES. The address of the Subscriber for all purposes shall be the address set forth on the signature page to this Agreement, or such other address of which the Fund has received notice in accordance with the provisions hereof. The address of the Fund for all purposes shall be c/o Westech Investment Advisors, Inc., 2010 North First Street, Suite 310, San Jose, CA 95131, or such other address of which the Subscriber has received notice in accordance with the provisions hereof. Any notice or communication to be given under this Agreement shall be made in writing and, unless otherwise herein provided, shall be deemed to have been given when sent by first class to such party at such address.

         12. APPLICABLE LAW. This Agreement and the rights and obligations of the parties hereunder shall be construed in accordance with and governed by the laws of the State of New York.

         13. COUNTERPARTS; OTHER AGREEMENTS. This Agreement may be executed in any number of counterparts, and each of such counterparts shall, for all purposes, constitute one agreement binding on all the parties, notwithstanding that all parties are not signatories to the same counterpart.

         14. MISCELLANEOUS. Except as otherwise provided herein, this Agreement shall be binding upon and inure to the benefit of the parties and their heirs, executors, administrators, successors, legal representatives and assigns.





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         This Agreement constitutes the entire agreement among the parties pertaining to the subject matter contained in this Agreement and supersedes all prior understandings of the parties. The invalidity or unenforceability of any one provision of this Agreement shall in no way affect the validity of any other provision, and all other provisions shall remain in full force and effect. No waiver by any party of any breach of any term hereof shall be construed as a waiver of any subsequent breach of that term or any other term of the same or of a different nature.

         15. TAX CERTIFICATION. The Subscriber certifies that (1) the taxpayer identification provided above the Subscriber signature is correct and (2) the Subscriber is not subject to backup withholding because (i) the Subscriber has not been notified that the Subscriber is subject to backup withholding as a result of failure to report interest and dividends or (ii) the Internal Revenue Service has not notified the Subscriber that the Subscriber is subject to backup withholding. [Strike out clause (2) if incorrect.]

         IN WITNESS WHEREOF, this Agreement has been executed by the Subscriber as of the date of the Subscriber's signature set forth on the signature page hereto and, if accepted by the Fund, becomes an Agreement binding on the Fund as of the date of the signature signifying acceptance set forth on the attached signature page.





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                                   APPENDIX A
         DEFINITION OF "ACCREDITED INVESTOR" CONTAINED IN REGULATION D
                                     UNDER
               THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT")

         (1) Any bank as defined in section 3(a)(2) of the Act, or any savings and loan association or other institution as defined in section 3(a)(5)(A) of the Act whether acting in its individual or fiduciary capacity; any broker or dealer registered pursuant to section 15 of the Securities Exchange Act of 1934; any insurance company as defined in section 2(13) of the Act; any investment company registered under the Investment Company Act of 1940 or a business development company as defined in section 2(a)(48) of that Act; any Small Business Investment Company licensed by the US Small Business Administration under section 301(c) or (d) of the Small Business Investment Act of 1958; any plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions, for the benefit of its employees, if such plan has total assets in excess of $5,000,000; any employee benefit plan within the meaning of the Employee Retirement Income Security Act of 1974, if the investment decision is made by a plan fiduciary, as defined in section 3(21) of such act, which is either a bank, savings and loan association, insurance company, or registered investment adviser, or if the employee benefit plan has total assets in excess of $5,000,000 or, if a self-directed plan, with investment decisions made solely by persons that are accredited investors;

         (2) Any private business development company as defined in section 202(a)(22) of the Investment Advisers Act of 1940;

         (3) Any organization described in section 501(c)(3) of the Internal Revenue Code, corporation, Massachusetts or similar business trust, or partnership, not formed for the specific purpose of acquiring the securities offered, with total assets in excess of $5,000,000;

         (4) Any director, executive officer, or general partner of the issuer of the securities being offered or sold, or any director, executive officer, or general partner of a general partner of that issuer;

         (5) Any natural person whose individual net worth, or joint net worth with that person's spouse, at the time of his purchase exceeds $1,000,000;

         (6) Any natural person who had an individual income in excess of $200,000 in each of the two most recent years or joint income with that person's spouse in excess of $300,000 in each of those years and has a reasonable expectation of reaching the same income level in the current year;

         (7) Any trust, with total assets in excess of $5,000,000, not formed for the specific purpose of acquiring the securities offered, whose purchase is directed by a sophisticated person as described in Rule 506(b)(2)(ii); and

         (8) Any entity in which all of the equity owners are accredited investors.